EXHIBIT 99.1

Pre-Paid Legal Services, Inc.
Employee Stock Ownership
and Thrift Plan and Trust





Financial Statements
For the Years Ended December 31, 1998 and 1997,
Supplemental Schedule as of December 31, 1998, and Independent Auditors' Report

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan and Trust

Index to Financial Statements




Independent Auditors' Report

Financial  Statements  as of  December  31, 1998 and 1997 and for the Years Then
     Ended:

     Statements of Net Assets Available for Benefits

     Statements of Changes in Net Assets Available for Benefits

     Notes to Financial Statements

Supplemental Schedule as of December 31, 1998

     Line 27A - Schedule of Assets Held for Investment Purposes


Schedules required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under ERISA not contained herein have been omitted because they are not applicable.

INDEPENDENT AUDITORS' REPORT


To the Trustees and Participants of the Pre-Paid Legal Services, Inc.
   Employee Stock Ownership and
   Thrift Plan and Trust

We have audited the accompanying statements of net assets available for benefits of the Pre-Paid Legal Services, Inc. Employee Stock Ownership and Thrift Plan and Trust (the "Plan") as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1998 and 1997, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of December 31, 1998 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 1998 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

Deloitte & Touche LLP
Tulsa, Oklahoma
May 13, 1999

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan and Trust

Statements of Net Assets Available for Benefits
--------------------------------------------------------------------------------


                                                     December 31,
                                                  1998         1997
                                                  ----         ----
Assets

Investments, at fair value:
  Short-term investment fund (Cost
approximates                                  $   158,282   $   106,112
   fair value)
  Pre-Paid Legal Services, Inc. common stock
   (Cost: 1998, $540,133; 1997, $395,649)       5,384,313     5,467,333
  Participant-directed mutual funds             1,669,962     1,814,237
Receivables:
  Employer contribution                            86,150        58,027
  Participants' elective deferrals                  2,809         1,593
                                              -----------   -----------

   Net assets available for benefits          $ 7,301,516   $ 7,447,302
                                              ===========   ===========


The accompanying notes are an integral part of these financial statements.

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan and Trust

Statements of Changes in Net Assets Available for Benefits
--------------------------------------------------------------------------------


                                                     Year Ended
                                                    December 31,
                                                  1998         1997
                                                  ----         ----

Additions to net assets:
  Net investment income:
   Net (depreciation) appreciation in fair
value of investments                           $ (144,787)   $ 2,940,655
   Interest and dividend income                    81,497         67,257
                                               ----------    -----------

                                                  (63,290)     3,007,912
                                               ----------    -----------

  Contributions:
   Employer (Pre-Paid Legal Services, Inc.
      common stock)                                86,150         58,027
   Participants                                   152,941         94,835
                                               ----------    -----------

                                                  239,091        152,862
                                               ----------    -----------

   Total additions                                175,801      3,160,774
                                               ----------    -----------

Deductions from net assets:
  Benefits paid to participants                   321,587        709,762
                                               ----------    -----------


   Net (decrease) increase in net assets         (145,786)     2,451,012

Net assets available for benefits:
  Beginning of year                             7,447,302      4,996,290
                                              -----------    -----------

  End of year                                 $ 7,301,516    $ 7,447,302
                                              ===========    ===========


The accompanying notes are an integral part of these financial statements.

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan and Trust

Notes to Financial Statements
Years Ended December 31, 1998 and 1997
--------------------------------------------------------------------------------

1. Formation of the Plan and Summary of Significant Accounting Policies

The Pre-Paid Legal Services, Inc. Employee Stock Ownership and Thrift Plan and Trust (the "Plan") was established on January 1, 1988 for the benefit of the employees of Pre-Paid Legal Services, Inc. and its subsidiaries (the "Company"). The Plan is administered by a committee of two employees appointed by the Company (the "Committee"). The Committee also serves as the Plan's Trustee and Investment Manager.

Participants who have attained the age of fifty-five (55) have the right to make an election to direct the Trustee as to the investment of their accounts. Such participants may elect to diversify up to one-hundred percent (100%) of their deferred compensation accounts and the vested portion of their Company Contribution Accounts in one or more "no load" mutual funds of any regulated investment company as defined by Section 851 of the Internal Revenue Code.

Each Participant or Beneficiary shall have the sole right to vote shares of Company common stock allocated to such Participant's accounts. The right to vote such shares shall be exercised by directing the Committee as to manner in which such shares shall be voted.

The following is a summary of the Plan's significant accounting policies:

Basis of accounting

The Plan's financial statements are prepared on the accrual basis of accounting in conformity with generally accepted accounting principles.

Investments

Investments are presented at fair value as measured by market prices in active markets, including national securities exchanges. The cost of stock sold is determined on the basis of average cost. Actual cost is used as a basis for sales of all other investments.
Investment transactions are recorded on a trade date basis.

Under the terms of the Plan, the Committee acquires, holds and disposes of all cash and investments, including common and preferred stock of the Company, through a trust fund.

Non-Cash Contributions

Contributions of Company stock are recorded at fair value as determined by using the average closing price of Company stock as quoted on the American Stock Exchange for each day when the stock is traded during the twenty (20) day period immediately preceding the date of contribution.

Expenses

The Company elected to pay all of the Plan's administration expenses in 1998 and 1997 although it is not obligated to do so. Any expenses not paid by the Company would be paid by the Plan.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

2. Plan Description

The following brief description of the provisions of the Plan is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General

The Plan is a defined contribution plan covering certain employees of the Company and employees of affiliated companies which file a consolidated tax return with the Company. The plan year is January 1 to December 31. All employees at least 21 years of age are eligible to enroll in the Plan on January 1 or July 1 following the date the employee completes one year of service (1,000 hours) within twelve (12) consecutive months of their employment date.

Participants contribute to the Plan on a pre-tax basis only. Types of contributions provided for in the Plan are:

Discretionary Matching Company Contributions

The Company may make discretionary contributions to the Plan for each plan year. The contributions may vary from year to year and shall be determined by written action of the Board of Directors of the Company. Contributions may be made only out of the Company's consolidated net profits before federal and state income taxes from the current or a preceding plan year. The Company's contribution may be paid to the Trustee either in cash, qualified employer securities or in other property. In 1998 and 1997 all Company contributions were made in qualified employer securities.

The Discretionary Matching Company Contribution is an amount determined, in the sole discretion of the Company, and added to amounts forfeited by other participants, to match the following percentages of participants' deferred compensation contributions (up to a maximum of six percent (6%)) for the plan year. The Discretionary Matching Company Contribution is allocated at the end of each plan year to each participant's Company Contribution Account based on the following percentages:

                  Years of Service
                    On First Day       Matching
                    Of Plan Year     Percentages

                        0 - 5            50%
                       6 - 10            75%
                     11 or more          100%

Employee Deferred Compensation Contributions

A participant may elect to defer a portion of his compensation in the form of a contribution to his deferred compensation account under the Plan. Subject to the limitations contained in the Plan, a participant may elect to defer any portion of his compensation. However, a participant may never defer more than the lesser of the Internal Revenue Service limitation ($10,000 in 1998 and $9,500 in 1997) in any plan year or a percentage of compensation greater than the maximum percentage of compensation determined annually by the Committee.

Separate accounts are maintained for each participant in the Plan. When an election is made by the participant to defer part of his compensation, an Employee Deferred Compensation Account is established. Each participant will also have a Company Contribution Account consisting of matching and/or discretionary contributions made by the Company and a proportionate share of forfeitures.

All amounts in the participant's accounts are placed in a trust fund and invested by the Trustee. The Trustee must invest the trust fund solely in the interest of and for the exclusive purpose of providing benefits to the participants and their beneficiaries while minimizing the expenses of administering the Plan. Under the terms of the Plan, all Company contributions and up to seventy-five percent (75%) of the participant's contributions may be invested in common stock of the Company or in preferred stock convertible into common stock of the Company at a conversion price which, as of the date of acquisition by the Plan, is reasonable. Such securities are termed qualified employer securities.

Participants who have reached the age of fifty-five (55) may elect to diversify up to one-hundred percent (100%) of their Employee Deferred Compensation Accounts and the vested portion of their Company contribution accounts in one or more qualifying "no load" mutual funds.

A participant will be entitled to his Employee Deferred Compensation Account at the normal retirement date (age fifty-nine and one-half (59 1/2)), or upon permanent disability, death, separation from employment, or in the case of hardship (as determined by the Committee).

A participant will be entitled to the full amount credited to his Company Contribution Account at the normal retirement date, or upon permanent disability or death. If a participant terminates employment for any reason after he has completed at least one (1) year of service, he will be entitled to receive a portion or all of his account, depending on his years of service. The percentage of the Company Contribution Account to which a participant is entitled, and the percentage forfeited if a participant leaves the Company for reasons other than retirement, permanent disability or death prior to becoming fully vested, is computed according to the following formula:

                                      Vested        Forfeited
                Years of Service     Percentage     Percentage

               Less than 1               0%            100%
               1 but less than 2        20%             80%
               2 but less than 3        40%             60%
               3 but less than 4        60%             40%
               4 but less than 5        80%             20%
               5 or more                100%            0%

A participant will always be fully vested in his Employee Deferred Compensation Account, regardless of his years of service.

The Company may amend the Plan at any time to conform to the Internal Revenue Code, Treasury Regulations and rulings thereunder. The Company has the right to terminate the Plan at any time upon prior written notice to the Trustee and may direct the Trustee to liquidate the shares of participants in the trust fund. Upon termination or permanent suspension of contributions, the accounts of all participants affected thereby shall become nonforfeitable and shall be distributed within twenty-five (25) months of the termination.

3.    Investments

At December 31, 1998 and 1997, the Plan held 163,161 and 159,922 shares, respectively, of the Company's common stock. Other than the Company's common stock, investments of the Plan which represented five percent or more of the Plan's net assets available for benefits consisted of $926,217 and $873,399 in the Fidelity Cash Reserves Fund ($1 per unit) at December 31, 1998 and 1997, respectively.

4.    Fund Information

Benefits paid to participants and net investment income by fund are as follows for the years ended December 31, 1998 and 1997:

                                                  1998           1997
                                                  ----           ----
Benefits paid to participants:
  Company common stock                        $   30,153     $   696,477

  Participant-directed mutual funds              269,741               -
  Short-term investment fund                      21,693          13,285
                                              ----------     -----------
Total                                         $  321,587     $   709,762
                                              ==========     ===========

Net investment (loss) income:
  Company common stock                        $ (183,365)    $ 2,854,955
  Participant-directed mutual funds              113,967         147,845
  Short-term investment fund                       6,108           5,112
                                              ----------     -----------
Total                                         $  (63,290)    $ 3,007,912
                                              ==========     ===========


During 1998 and 1997, qualifying participants elected to transfer approximately $11,499 and $713,174 respectively, into participant-directed mutual funds.

5.    Tax Status

A favorable determination letter dated June 22, 1993 was received from the Internal Revenue Service indicating that the Plan, as amended through December 17, 1991, qualifies under Section 401(a) of the Internal Revenue Code and is exempt from Federal income taxes under Section 501(a) of the Code. The Plan has been amended since receiving the determination letter. However, the Company and the Committee believe that the Plan is currently designed and operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, the Company and the Committee believe that the Plan continues to be qualified and no provision for income taxes has been included in the Plan's financial statements.

6.    Distributions

Former participants are entitled to receive distribution of the vested portion of their account balance sixty days after the plan year end. The former participants may request distribution of their accounts in the form of Company common stock or cash. The ability of the Plan to make distributions in cash depends, in part, on the cash available within the Plan to purchase the former participant's vested shares of the Company's common stock. Former participants who have elected to diversify all or a portion of their Plan accounts into qualified "no load" mutual fund investments will receive a distribution of mutual fund shares or cash. Distributions made in 1998 consisted of 1,150 shares of the Company's common stock and cash of $291,434. Distributions made in 1997 consisted of 25,363 shares of the Company's common stock and cash of $13,285.

Former participants who terminated employment during 1998 and had not yet received distribution of their account at December 31, 1998 will receive distribution in 1999. The balance of the accounts of the former participants at December 31, 1998 included 4 vested shares of the Company's common stock and cash of $7,367. Former participants who terminated during 1997 received their distributions in 1997.

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan and Trust

Line 27A - Schedule of Assets Held for Investment
Purposes December 31, 1998
--------------------------------------------------------------------------------
(a)          (b)                       (c)                    (d)       (e)
                            Description of Investment,
                             Including Maturity Date,
     Identity of Issue,      Rate of Interest,
     Borrower, Lessor        Collateral, Par, or                      Current
     or Similar Party        Maturity Value                 Cost       Value
---  ------------------     --------------------------     ------    ----------


Corporate Common Stock:
*    Pre-Paid Legal
     Services, Inc.         165,992 shares              $  540,133   $5,384,313
                                                        ----------   ----------

Short-Term Funds
     American Funds          U.S. Treasury Money Fund
                             of America,
                              187,177 units                187,177      187,177

     Donaldson, Lufkin &     Cash Fund,
     Genrette Securities
     Corp                    1,990 units                     1,990        1,990

     Federated Investors     Automated Cash Management
                             Trust SS,
                             332,628 units                 332,628      332,628

     Fidelity Investments    Fidelity Cash Reserves
                             Fund,
                             926,217 units                 926,217      926,217

     Merrill Lynch - Money   Short-Term Investment
     Funds                   Fund,
                             158,282 units                 158,282      158,282

     Vanguard Group          Windsor II Fund,
                              1,537 units                   45,765       45,879

     Morgan Stanley Dean     Dividend Growth B,
     Witter                  319 units                      16,641       19,589


     Morgan Stanley Dean     Liquid Asset Fund,
     Witter                  877 units                         556          878

                                                         1,669,256    1,672,640
                                                        -----------  ----------

Long-Term Funds
     Morgan Stanley Dean
     Witter                  Index CD, 9/09/03              16,160       16,000

     Morgan Stanley Dean
     Witter                  Index CD, 6/15/04             143,000      139,604

                                                           159,160      155,604
                                                        ----------   ----------

TOTAL INVESTMENTS                                       $2,368,549   $7,212,557
                                                        ==========   ==========


*    Party-in-interest